Exhibit 99.1

Intercontinental Exchange to acquire Standard & Poor’s Securities Evaluations, Inc. and
Credit Market Analysis from McGraw Hill Financial

Atlanta & New York – March 1, 2016 – Intercontinental Exchange (NYSE:ICE), a leading operator of global exchanges, clearing houses and data services, announced today that it has entered into a definitive agreement to acquire Standard & Poor’s Securities Evaluations, Inc. (SPSE), a leading provider of fixed income evaluated pricing, and Credit Market Analysis (CMA), a leading provider of independent data for the over-the-counter (OTC) markets, two assets under the S&P Global Market Intelligence business unit, from McGraw Hill Financial (NYSE: MHFI). When completed, the acquisition will enable ICE to offer customers new data and valuation services. Under the terms of the agreement, ICE can elect to satisfy its payment of the purchase price due at the close of the transaction in either cash or shares of ICE’s common stock. All other terms of the agreement were not disclosed. The transaction is subject to regulatory approvals.

"With rising demand for independent data in the global fixed income and credit markets, this transaction will support the need for innovation and increased risk management and valuation services,” said ICE Chairman and CEO Jeffrey C. Sprecher. "We look forward to serving customers in these markets as they become more transparent, and as pricing becomes more accessible.”

“After a strategic review of our portfolio, we determined that we do not have critical mass in the area of securities pricing. Therefore, this choice is the right decision for MHFI and S&P Global Market Intelligence,” commented Mike Chinn, President of S&P Global Market Intelligence. “ICE is positioned to expand coverage in derivatives and offer a multi-asset class, comprehensive source for pricing and reference data, so clients of SPSE and CMA will benefit as well. Once the transaction closes, we will work together with ICE to ensure a seamless transition.”

About Intercontinental Exchange

Intercontinental Exchange (NYSE:ICE) operates the leading network of global futures and equity exchanges and provides world class clearing, data and listing services across many markets.  The New York Stock Exchange is the world leader in capital raising and equities trading.

Trademarks of ICE and/or its affiliates include Intercontinental Exchange, ICE, ICE block design, NYSE and New York Stock Exchange, Interactive Data and Trayport. Information regarding additional trademarks and intellectual property rights of Intercontinental Exchange, Inc. and/or its affiliates is located at www.intercontinentalexchange.com/terms-of-use.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995 -- Statements in this press release regarding ICE's business that are not historical facts are "forward-looking statements" that involve risks and uncertainties. For a discussion of additional risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see ICE's Securities and Exchange Commission (SEC) filings, including, but not limited to, the risk factors in ICE's Annual Report on Form 10-K for the year ended December 31, 2015, as filed with the SEC on February 4, 2016.

ICE Media and Investor Contact:
Kelly Loeffler
+1 770 857 4726
kelly.loeffler@theice.com
investors@theice.com
media@theice.com

Interactive Data Media Contact:

Anne O’Brien

Interactive Data

1-212-771-6956 (o)

1-646-370-9732 (c)

anne.obrien@interactivedata.com

Twitter: @InteractiveData